Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-214245 and 333-152818 on Form S-8 of our report dated February 16, 2024, relating to the financial statements of Cedar Fair, L.P. and the effectiveness of Cedar Fair, L.P.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 16, 2024